UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

August 23, 2007
Date of Report

August 17, 2007
(Date of Earliest Event Reported)

SOUTH SEA ENERGY CORP.

(FORMERLY HENLEY VENTURES INC.)
(Exact name of Registrant as Specified in its Charter)

Suite 2410, 650 West Georgia Street
Vancouver, British Columbia
Canada
V6B 4N7
(Address of Principal Executive Offices)

Tel: 604-535-4994
(Registrant's Telephone Number)

Nevada	333-122449	98-0359930
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

          On August 17, 2007, the Company signed a Memorandum of Understanding (the "MOU") with CBM Asia Development Corp., a British Columbia corporation (“CBM”). Under the terms of the MOU, the Company and CBM agreed to terminate all negotiations under that certain letter of intent between the Company and CBM dated June 15, 2007, as amended, to obtain rights to participate in a coal bed methane project in East Kalimantan, Indonesia (the “LOI”). Further, in settlement of any claims under the LOI, CBM repaid the Company $26,000 of the deposit provided by the Company under the LOI and the Company forgave the remaining $74,000 of the deposit.

For more information, see Memorandum of Understanding attached hereto as Exhibit 10.2.

SECTION 3 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

          On August 17, 2007, as a result of the termination of negotiations under the LOI, Alan Charuk resigned his duties as President of the Company and from the Board of Directors of the Company, and Harvey Price, Charles Bloomquist and James Charuk resigned from the Board of Directors of the Company.

          In accordance with the MOU, the Company entered into certain agreements with Alan Charuk, Harvey Price, Charles Bloomquist and James Charuk. Alan Charuk, Harvey Price, Charles Bloomquist and James Charuk agreed to return to the Company in the aggregate, 26,000,000 shares of the Company’s common stock previously issued to each respectively. Additionally, the agreement contained standard representations and non-disparagement provision, and mutual general release of claims. Under an indemnification agreement, the Company agreed to indemnify Alan Charuk, Harvey Price, Charles Bloomquist and James Charuk for any claims brought against them in connection with their actions on behalf of the Company except for fraud or intentional misconduct.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Memorandum of Understanding

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH SEA ENERGY CORP.
(formerly Henley Ventures Inc.)

By: /s/ Dennis Mee
Dennis Mee, Director, CFO, Secretary and Treasurer

Dated: August 23, 2007